                                                                      EXHIBIT 11


                           PREMIER RESEARCH WORLDWIDE
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                          Year ended          Nine months ended
                                       December 31, 1995      September 30, 1996
                                       -----------------      ------------------

Common shares outstanding                    4,731,720             4,731,720

Net effect of dilutive stock
  options based upon the
  treasury stock method                         24,851               265,754
                                             ---------             ---------

                                             4,756,571             4,997,474
                                             =========             =========

Pro forma net income                        $  313,000            $  770,000
                                            ==========            ==========
Pro forma per share amount                  $     0.07            $     0.15
                                            ==========            ==========